CAPITAL COMMERCE LTD.
                               2B Mansion House, 143 Main Street, Gibraltar
                                        Telephone: 350.76173 Fax: 350.70135



        On 28 July 1997, Capital Commerce, Ltd. (an Isle of Man Corporation), does hereby enter into this agreement with The Harcourt Companies, Inc. (a Utah Corporation), to provide free trading securities for the purchase of Pego Industries and the creation of ECS (a Nevada Corporation. to be a wholly owned subsidiary of Hartcourt). The free trading securities to be provided by Capital Commerce shall be from its trading portfolio, in the amount of no less than US $6.000,000.00 as follows:

Capital Commerce Ltd. does hereby agree to provide the following, free trading securities from its portfolio, to be
used by HRCT as equity capital:

      1.  Uniforms for America (NASDAQ BB: UNTIF) at the current price of
               US$ 6.00 per share              500,000 shares                          US $3,000,000

      2.  The Beverage Store (NASDAQ BB: BEVG) at the current price of
               US$ 5.75 per share              260,869 shares                          US $1,500,000

      3.  Phone Time Resources, Inc. (NASDAQ BB: PHTM) at the current price of
               US$ 1.10 per share              1,363,636 shares                        US $1,500.000
                                                                                     US$6,000,000

In exchange for the above referenced securities Hartcourt agrees to issue a class 'A' convertible, preferred stock, in the amount of $4,000,000.00 bearing interest at 9% per annum, interest payable in equal monthly amounts of US$ 30,000.00 per month, for a term of ten (10) years.

In exchange for the securities in the amount of US $2,000.000.00, Hartcourt agrees to a class 'B' convertible preferred stock, bearing interest at 9% per annum, interest payable in equal monthly installments of US $15,000 per month, for a term of (10) years.

At any time during the 10 years term referenced herein. Hartcourt shall have the right to call the preferred class 'A' or class 'B' securities provided to Capital Commerce in exchange for US$4.000.000 for the class 'A' securities and US$2,000,000 for the class 'B' shares, plus any interest accrued to that date. Harcourt shall have the right to exchange all or any portion of the portfolio shares herein, for any other shares of equal or greater value owned by Capital Commerce.

All preferred shares issued by Hartcourt shall be fully assignable and transferable on the books of the Company, and shall further be non-assessable.

At the end of the 10 year term, Capital Commerce, its assigns or nominees, may elect to renew the convertible preferred shares, at the same terms and conditions as contained herein.

Special Terms of the Preferred Stock:

1. At the option of Capital Commerce. the Hartcourt class 'A' and class 'B' preferred shares shall be convertible into Hartcourt Common stock, based upon the Hartcourt closing price per share, on the day of conversion, on a dollar for dollar basis.

2. In the alternative, at the option of Capital Commerce. the Hartcourt class 'A' preferred shares shall be convertible into a 30% non diluted interest in ECS, until such time as ECS has gone public, at which time, the dilution clause contained herein, shall have no further force or effect.

3. At the further option of Capital Commerce, the Hartcourt class 'B' preferred shares shall be convertible into a 30% non diluted interest in Pego Industries, until such time as Pego has gone public, at which time the dilution clause contained herein shall have no further force or effect.

4. Regardless of the status of the preferred shares and the payment of the interest thereon, the anti-dilution clause will remain in effect until ECS and Pego commence to trade publicly, so that at no time prior to the approval of ECS or Pego to trade publicly, shall the interest of Capital Commerce in Pego or of ECS fall below 30%.

The parties hereto recognize and acknowledge that Mercantile Investment Trust Ltd. has acted as the intermediary, broker, and finder, in this transaction and that it shall be entitled to receive compensation related thereto, in the amount of 10% of the amount of the transaction, specifically US $600,000, payable in the form of Hartcourt Regulation 'S' stock. The exact number of Hartcourt shares payable to Mercantile shall be based upon the closing Bid price, upon the date of execution. Both parties hereby acknowledge the participation of Mercantile Investment Trust Ltd., and concur that any and all finders fees due and owing to Mercantile shall be the sole responsibility of Hartcourt.

In the event that it becomes necessary to enforce all or any part of this transaction through the courts, it is agreed and understood that the prevailing party will be entitled to recover reasonable attorney fees and costs.

Executed this 28th day of July, 1997

THE HARTCOURT COMPANIES                                 CAPITAL COMMERCE, LTD.


/s/Alan Phan                                            /s/Theresa Poole
By:    Alan Phan                                  By:  Theresa Poole

March 23, 1998


Dr. Alan V. Phan
President/CEO
Harcourt Investment (USA) Corporation
19104 South Norwalk Boulevard
Artesia, California 90701

Dear Dr. Phan:

I am attaching an installment note which sets forth the agreement you reached with our Operating Director, Mr. Fred Ashley, on Thursday, March 19, 1998.

Harcourt  Investment  (USA)  Corporation  now  owes  Scripto-Tokai   Corporation
$686,850.56 for various transactions with our wholly owned subsidiary, Anja Engineering Corporation.

As a result of meeting held over the last few months, we have agreed to a negotiated settlement of $200,000 to be paid as shown on the enclosed note.

As long as all payments are made in accordance with the enclosed note the $200,000 plus interest shall represent the full and complete balance due from your company. If payments are not made as agreed, Harcourt will be responsible for all attorney's fee and collection costs in addition to the balance due.

I am sure both our companies are glad to be putting this matter behind us.


/s/ Michael G. Forys
Michael G. Forys
Senior Vice President

Accept/s/ Alan V. Phan Date     March 24, 1998
               Alan V. Phan,
               President/CEO
               Harcourt Investment (USA) Corporation

                                                      INSTALLMENT NOTE


$200,000.00                                 Fontana, California, March 23, 1998

At the times and in the installments hereinafter stated, for value received, Harcourt Investment (USA) Corporation promises to pay to the order of Scripto-Tokai Corporation, 11591 Etiwanda Avenue, Fontana, California 92337, the negotiated principal sum of two hundred thousand dollars and no cents, payable as follows, to-wit:

The sum of $100,000 Dollars on the 15th day of May, 1998, and the sum of $6,414.72 Dollars on the 10th day of each and every succeeding quarter thereafter including interest from the date until the principal sum shall be fully paid, at the rate of 10% percent per annum, payable quarterly. The quarterly payments (see attached schedule) herein provided shall include the interest, and all sums over and above the accumulated interest at time of payment shall be applied to the discharge of the principal sum of this note.

Should the interest not be so paid, it shall become a part of the principal, and thereafter bear like interest as the principal. Should default be made in the payment of any installment of principal or interest when due, then the whole sum of the remaining balance of principal and interest shall become immediately due and payable at the option of the holder of this note. Principal and interest payable in lawful money of the United States.


/s/ Alan V. Phan, CEO
Alan V. Phan, President, CEO
Harcourt Investment (USA) Corporation

Date:_____________________________________